Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

BAY PEAK 3 ACQUISITION CORP.

and

EBH INVESTMENT HOLDING COMPANY LIMITED

and

SHAREHOLDERS OF EBH INVESTMENT HOLDING COMPANY LIMITED
NAMED HEREIN

and

CONSULTANTS OF EBH INVESTMENT HOLDING COMPANY LIMITED
NAMED HEREIN

Dated as of December 31, 2008

ARTICLE I Exchange of Shares		2
1.1.	Exchange EBH Stock for BP3 Stock .	2
1.2.	Consulting Services	2
1.3.	Closing and Actions at Closing	2
1.4	Directors of BP3 at Closing	2
1.5	Officers of BP3 at Closing	2
1.6.	Section 368 Reorganization.	3
ARTICLE II Representations and Warranties of the EBH Shareholders		3
2.1.	Good Title.	3
2.2.	Power and Authority.	3
2.3.	No Conflicts.	3
2.4.	Finder’s Fee.	4
2.5.	Purchase Entirely for Own Account.	4
2.6.	Sophistication.	4
2.7.	Non-Registration.	4
2.8.	Restricted Securities.	4
2.9.	Status; Additional Representations and Warranties of Non-U.S. Persons.	4
2.10.	Legends.	5
2.11.	Additional Legend; Consent.	5
ARTICLE III Representations and Warranties of EBH		5
3.1.	Organization, Standing and Power.	5
3.2.	EBH Subsidiaries	6
3.3.	Capital Structure.	6
3.4.	Authority; Execution and Delivery; Enforceability.	6
3.5.	No Conflicts; Consents.	7
3.6.	Taxes.	7
3.7.	Benefit Plans.	8
3.8.	Litigation.	8
3.9.	Compliance with Applicable Laws.	8
3.10.	Brokers’s Fees.	8
3.11.	Contracts.	8
3.12.	Title to Properties.	9
3.13.	Intellectual Property.	9
3.14.	Insurance.	9
3.15.	Labor Matters.	9
3.16.	Financial Statement.	9
3.17.	Transactions with Affiliates and Employees.	9
3.18.	Apllication of Takeover Protections.	9
3.19.	No Additional Agreements.	10
3.20.	Investment Company.	10
3.21.	Disclosure.	10
3.22.	Foreign Corrupt Practices.	10
3.23.	Restriction on Future Issuances of Securities .	10
ARTICLE IV Representations and Warranties of BP3		10
4.1.	Organization, Standing and Power.	10
4.2.	Subsidiaries; Equity Interests.	11
4.3.	Capital Structure.	11
4.4.	Authority; Execution and Delivery; Enforceability.	11
4.5.	No Conflicts; Consents.	12
4.6.	Undisclosed Liabilities.	12
4.7.	Financial Statements.	12
4.8.	Absence of Certain Changes or Events.	12
4.9.	Taxes.	13

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4.10.	Absence of Changes in Benefit Plans.	14
4.11.	ERISA Compliance; Excess Parachute Payments.	14
4.12.	Litigation.	14
4.13.	Compliance with Applicable Laws.	15
4.14.	Business Activities.	15
4.15.	Contracts.	15
4.16.	Title to Properties.	15
4.17.	Intellectual Property.	15
4.18.	Employees/Labor Matters.	15
4.19.	Transactions With Affiliates and Employees.	16
4.20.	Solvency.	16
4.21.	Application of Takeover Protections.	16
4.22.	No Additional Agreements.	16
4.23.	Investment Company.	17
4.24.	Disclosure.	17
4.25.	Certain Registration Matters.	17
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances.	17
4.27.	Foreign Corrupt Practices.	18
4.28.	Formation related to a finalized Bankruptcy Plan.	18
Article V Representations and Warranties of EBH Consultants		18
5.1.	Consulting Services ..	18
5.2.	Power and Authority.	18
5.3.	No Conflicts
5.4	Purchase Entirely for own Account	18
5.5.	Sophistication.	19
5.6.	Non-Registration.	19
5.7.	Restricted Securities	19
5.8.	Legend.	19
5.9	Additional Legend; Consent	20
ARTICLE VI Deliveries		20
6.1.	Deliveries of the EBH Shareholders.	20
6.2.	Deliveries of BP3.	20
6.3.	Deliveries of EBH .	20
6.4.	Deliveries of EBH Consultants .	21
ARTICLE VII Conditions to Closing		22
7.1.	Shareholders and EBH Conditions Precedent.	22
7.2.	BP3 Conditions Precedent.	23
ARTICLE VIII Covenants		25
8.1.	Post-Closing Reverse Split.	25
8.2.	Registration under the Exchange Act	25
8.3.	Exchange Listing.	25
8.4.	Blue Sky Laws.	25
8.5.	Public Announcements.	25
8.6.	Fees and Expenses.	25
8.7.	Continued Efforts.	25
8.8.	Exclusivity.	26
8.9.	Access.	26
8.10.	Preservation of Business.	26
8.11.	Amendment of BP3 Qualification Documents.	26
8.12.	Indemnification and Insurance.	26
ARTICLE iX Miscellaneous		27
9.1.	Publicity.	27
9.2.	Successors and Assigns.	28

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9.3.	Fees and Expenses.	29
9.4.	Notices .	29
9.5.	Amendments; Waivers; No Additional Consideration.	30
9.6.	Termination.	30
9.7.	Replacement of Securities.	30
9.8.	Remedies	30
9.9.	Independent Nature of the EBH Sharehooders’ Obligations and Rights.	30
9.10.	Limitation of Liability .	31
9.11.	Interpretation.	30
9.12.	Severability.	30
9.13.	Counterparts; Fascimile Execution .	30
9.14	Entire Agreement; Third Party Beneficiaries	31
9.15	Governing law	31
9.16	Assignment	31

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 31, 2008, is by and among Bay Peak 3 Acquisition Corp., a Nevada corporation (“BP3”), EBH Investment Holding Company, a British Virgin Islands company (“EBH”), the  shareholders of EBH identified on Exhibit A hereto  (together referred to herein as the “EBH Shareholders”, each an “EBH Shareholder”), and the individuals set forth in Exhibit B (together referred to herein as the “EBH Consultants,” each an “EBH Consultant”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

WHEREAS, EBH has 100 shares of capital stock (the “EBH Stock”) issued and outstanding, all of which are held by the EBH Shareholders. Each EBH Shareholder is the record and beneficial owner of the number of shares of EBH Stock set forth adjacent such EBH Shareholder’s name on Exhibit A hereto.

WHEREAS, each EBH Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) EBH Stock in exchange for a number of newly issued shares of the Common Stock of BP3, par value $0.001 per share (the “BP3 Stock”) that will, in the aggregate, constitute 70% of the issued and outstanding capital stock of BP3, on a fully diluted basis, as of and immediately after the closing of the share exchange (the “Share Exchange”) provided in this Agreement. The number of shares of BP3 Stock to be received by each EBH Shareholder is listed opposite such EBH Shareholder’s name on Exhibit A.  The aggregate number of shares of BP3 Stock that is reflected on Exhibit A is referred to herein as the “EBH Shares.”

WHEREAS, as one of the conditions for the closing of the Share Exchange in this Agreement, BP3 is willing to issue to the EBH Consultants set forth in Exhibit B shares of BP3 Stock which constitutes 25% of the issued and outstanding capital stock of BP3, in consideration for the consulting services rendered by the EBH Consultants in connection with the Share Exchange. The aggregate number of shares of BP3 Stock that is reflected on Exhibit B is referred herein as the “EBH Consultant Shares.”

WHEREAS, it is the intention that the Parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of Internal Revenue Code of 1986, as amended; and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement ( the “Securities Act”); and

WHEREAS, The Board of Directors of each of BP3 and EBH has determined that it is in their best interest and the best interest of their stockholders to effect this Share Exchange set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

                1.1  Exchange EBH Stock for BP3 Stock. On the Closing Date (as defined in Section 1.3 of this Agreement), each EBH Shareholder shall sell, transfer, convey, assign and deliver to BP3 his EBH Stock free and clear of all Liens in exchange for the BP3 Stock listed on Exhibit A opposite such EBH Shareholder’s name.

1.2  Consulting Services. On the Closing Date, BP3 shall sell, transfer, convey, assign and deliver to each EBH Consultant the BP3 Stock listed on Exhibit B opposite such EBH Consultant’s name as compensation for consulting services rendered in connection with this Share Exchange.

1.3 Closing and Actions at Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ, 07726 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Share Exchange (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.4 Directors of BP3 at Closing. On the Closing Date, Cory Roberts and Lanny Lang shall resign from the BP3 Board of Directors (the “BP3 Board”), and the following individuals shall be appointed to the BP3 Board.

Bolong Xing

                Zhehong Shen

Wei Guan

Maochang Zhou

Jichao Yang

1.5 Officers of BP3 at Closing.  On the Closing Date, Cory Roberts and Lanny Lang shall resign from each officer position held at BP3, and the following individual shall be appointed to the offices of BP3.

                       Bolong Xing: President, Secretary, Treasurer, Chief Executive Officer, and Chief Financial Officer

                1.6  Section 368 Reorganization. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the United States Treasury Regulations, and agree to file and retain such information as shall be required under Section 1.368-3T of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to, on or after the Closing Date has or may have on any such reorganization status. The Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions and this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE II

Representations and Warranties of the EBH Shareholders

Each EBH Shareholder hereby represents and warrants, severally and not jointly, to BP3 as follows.

                2.1 Good Title. The EBH Shareholder is the record and beneficial owner, and has good title to his EBH Stock, with the right and authority to sell and deliver such EBH Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of BP3 as the new owner of such EBH Stock in the share register of EBH, BP3 will receive good title to such EBH Stock, free and clear of all Liens.

2.2 Power and Authority. The EBH Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to which the EBH Shareholder is a party, to consummate the transactions contemplated by this Agreement, and each Transaction Document to which the EBH Shareholder is a party, and to perform the EBH Shareholder’s obligations under this Agreement and each Transaction Document to which the EBH Shareholder is a party.  All acts required to be taken by the EBH Shareholder to enter into this Agreement, to deliver each Transaction Document to which he is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the EBH Shareholder, enforceable against the EBH Shareholder in accordance with the terms hereof.

                2.3 No Conflicts. The execution and delivery of this Agreement by the EBH Shareholder and the performance by the EBH Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the EBH Shareholder and (c) will not violate or breach any contractual obligation to which the EBH Shareholder is a party.

2.4 Finder’s Fee. Except as set forth in Section 1.2, the EBH Shareholder represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Share Exchange.

2.5 Purchase Entirely for Own Account.The BP3 Stock proposed to be acquired by the EBH Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the EBH Shareholder has no present intention of selling or otherwise distributing the BP3 Stock, except in compliance with applicable securities laws.

2.6  Sophistication.  The EBH Shareholder is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in BP3.

2.7 Non-Registration. The EBH Shareholder understands that the BP3 Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the EBH Shareholder’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the BP3 Stock in accordance with BP3’s charter documents or the laws of its jurisdiction of incorporation.

2.8  Restricted Securities. The EBH Shareholder understands that the EBH Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the EBH Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the EBH Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The EBH Shareholder further acknowledges that if the EBH Shares are issued to the EBH Shareholder in accordance with the provisions of this Agreement, such EBH Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The EBH Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.9   Status; Additional Representations and Warranties of Non-U.S. Persons. The EBH Shareholder represents and warrants to BP3 that the EBH Shareholder is not a U.S. Person. The EBH Shareholder further makes the representations and warranties to BP3 set forth on Annex B.

2.10      Legends. The EBH Shareholder hereby agrees with BP3 that the EBH Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.11        Additional Legend; Consent. Additionally, the EBH Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The EBH Shareholder consents to BP3 making a notation on its records or giving instructions to any transfer agent of EBH Shares in order to implement the restrictions on transfer of the EBH Shares.

ARTICLE III

Representations and Warranties of EBH

EBH represents, warrants and agrees that all of the statements in the following subsections of this Article III are true and complete as of the date hereof. The disclosure schedules attached hereto as Schedules 3.2 through 3.18 (the “EBH Disclosure Schedules”) are divided into sections that correspond to the sections of this Article III. The EBH Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warrants set forth in this Article III.

                3.1 Organization, Standing and Power. EBH is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on EBH, a material adverse effect on the ability of EBH to perform its obligations under this Agreement or on the ability of EBH to consummate the Share Exchange (an “EBH Material Adverse Effect”).  EBH is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a EBH Material Adverse Effect.  EBH has delivered to BP3 true and complete copies of the EBH Constituent Instruments (as defined in Annex A), in each case as amended through the date of this Agreement.

3.2 EBH Subsidiaries.  Schedule 3.2 sets forth a list of the ownership by EBH. Except as set forth on Schedule 3.2, EBH 3.3  does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest in, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3 Capital Structure.  EBH has authorized capital consisting of 50,000 ordinary shares, of which 100 shares, constituting 0.2% of the EBH Stock, are issued and outstanding. All of the EBH Stock is owned of record by the EBH Shareholder. The EBH Stock is the sole outstanding shares of capital stock of EBH and there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. EBH is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of EBH and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the EBH Constituent Instruments or any Contract to which EBH is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of EBH or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of EBH Stock or the capital stock of any of its subsidiaries may vote (“Voting EBH Debt”).  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which EBH or any of its subsidiaries is a party or by which any of them is bound (a) obligating EBH or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, EBH or any of its subsidiaries or any Voting EBH Debt, (b) obligating EBH or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of EBH or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of EBH to repurchase, redeem or otherwise acquire any shares of capital stock of EBH.

3.4 Authority; Execution and Delivery; Enforceability of Agreement. EBH has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Share Exchange.  The execution and delivery by EBH of this Agreement and the consummation by EBH of the Share Exchange have been duly authorized and approved by the Board of Directors of EBH and no other corporate proceedings on the part of EBH are necessary to authorize this Agreement and the Share Exchange.  When executed and delivered, this Agreement will be enforceable against EBH in accordance with its terms.

3.5 No Conflicts; Consents.

(a) The execution and delivery by EBH of this Agreement does not, and the consummation of the Share Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EBH or any of its subsidiaries under, any provision of (i) the EBH Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which EBH or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to EBH or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a EBH Material Adverse Effect.

(b) Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to EBH or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6 Taxes.

(a)       EBH has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a EBH Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a EBH Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of EBH know of no basis for any such claim.

(b)       The EBH Financial Statements reflect an adequate reserve for all Taxes payable by EBH and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against EBH or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a EBH Material Adverse Effect.

3.7 Benefit Plans.

(a) EBH does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of EBH or any of its subsidiaries (collectively, “EBH Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between EBH or any of its subsidiaries and any current or former employee, officer or director of EBH or any of its subsidiaries, nor does EBH or any of its subsidiaries have any general severance plan or policy.

(b) Since December 31, 2007, there has not been any adoption or amendment in any material respect by EBH or any of its subsidiaries of any EBH Benefit Plan.

                3.8 Litigation. There is no Action against or affecting EBH or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the EBH Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an EBH Material Adverse Effect.  Neither EBH nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

                3.9 Compliance with Applicable Laws. EBH has conducted its business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an EBH Material Adverse Effect.  EBH has not received any written communication during the past two years from a Governmental Entity that alleges that EBH is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

                3.10 Brokers’ Fees. Except as set forth in Section 1.2 of this Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of EBH.

                3.11 Contracts. Except as disclosed in Schedule 3.11, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of EBH and its subsidiaries taken as a whole.  EBH is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a EBH Material Adverse Effect.

                3.12 Title to Properties. Except as disclosed in Schedule 3.12, EBH and any of its subsidiaries do not own any real property.

                3.13 Intellectual Property. Except as disclosed in Schedule 3.13, EBH and any of its subsidiaries do not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of EBH, threatened that EBH is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

                3.14 Insurance. Except as disclosed in Schedule 3.14, EBH and any of its subsidiaries does not currently maintain any form of insurance.

                3.15 Labor Matters. Except as disclosed in Schedule 3.15, there are no collective bargaining or other labor union agreements to which EBH or any of its subsidiaries is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of EBH, is imminent with respect to any of the employees of EBH.

3.16 Financial Statements.  Within thirty days (30) days after the Closing, EBH will deliver to BP3 its audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006, and unaudited quarterly review for September 30, 2008 (collectively, the “EBH Financial Statements”).  The EBH Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The EBH Financial Statements fairly present in all material respects the financial condition and operating results of EBH, as of the dates, and for the periods, indicated therein. EBH does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the EBH Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a EBH Material Adverse Effect..

3.17 Transactions with Affiliates and Employees. Except as set forth in Schedule 3.17, none of the officers or directors of EBH and, to the knowledge of EBH, none of the employees of EBH is presently a party to any transaction with EBH or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of EBH, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18 Application of Takeover Protections. EBH has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the EBH Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to the EBH Shareholder as a result of the EBH Shareholder and EBH fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the EBH Shares and the EBH Shareholder’s ownership of the Shares.

3.19 No Additional Agreements. Except as set forth in Schedule 3.19, EBH does not have any agreement or understanding with the EBH Shareholder with respect to the Share Exchange other than as specified in this Agreement.

3.20 Investment Company. EBH is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21 Disclosure. All disclosure provided to BP3 regarding EBH, its business and the Transactions, furnished by or on behalf of EBH (including EBH’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.22 Foreign Corrupt Practices. Neither EBH, nor, to EBH’s knowledge, any director, officer, agent, employee or other person acting on behalf of EBH, in the course of its actions for, or on behalf of, EBH (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23 Restrictions on Future Issuances of Securities.  For a period of six (6) months commencing on the Closing Date, without the prior written consent of Bay Peak, EBH shall not issue (a) any shares of the capital stock of EBH, whether now authorized or authorized in the future, or (b) any rights, options or warrants to purchase any shares of the capital stock of EBH, or (c) any other securities of EBH of any type that are or may become convertible into or exercisable for any shares of the capital stock of EBH, provided that the issuance of securities are not related to (1) financings done at no less than a valuation of the Company equal to $50,000,0000; (2) for any reverse split or recapitalization required to be completed in order to get listed on any National Exchange including NYSE, NASDAQ or Amex (n/k/a NYSE Alternext); or (3) transactions with strategic industry or operating partners of EBH involving the issuance of common stock or securities convertible into common stock, or upon the exercise of warrants related to the deal terms of the foregoing.

ARTICLE IV

Representations and Warranties of BP3

BP3 represents, warrants and agrees that all of the statements in the following subsections of this Article IV are true and complete as of the date hereof. The disclosure schedules attached hereto as Schedules 4.3.1 through 4.28 (the “BP3 Disclosure Schedules”) are divided into sections that correspond to the sections of this Article IV. The BP3 Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warrants set forth in this Article IV.

                4.1  Organization, Standing and Power. BP3 is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BP3, a material adverse effect on the ability of BP3 to perform its obligations under this Agreement or on the ability of BP3 to consummate the Transactions (a “BP3 Material Adverse Effect”).  BP3 is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a BP3 Material Adverse Effect.  BP3 has delivered to EBH true and complete copies of the BP3 Charter and the BP3 Bylaws.

                4.2  Subsidiaries; Equity Interests. BP3 does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

                4.3  Capital Structure. The authorized capital stock of BP3 consists of 190,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share.  As of the date hereof (a) 6,993,788 shares of BP3’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of BP3’s common stock or preferred stock are held by BP3 in its treasury.  Except as set forth in the BP3 Disclosure Letter, no shares of capital stock or other voting securities of BP3 were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of BP3 are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the BP3 Charter, the BP3 Bylaws or any Contract to which BP3 is a party or otherwise bound.  Except as set forth in the BP3 Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of BP3 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of BP3’s common stock may vote (“Voting BP3 Debt”).

Except as set forth in Schedule 4.3.1 attached to this Agreement, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which BP3 is a party or by which it is bound (a) obligating BP3 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BP3 or any Voting BP3 Debt, (b) obligating BP3 to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BP3.  As of the date of this Agreement, there are not any outstanding contractual obligations of BP3 to repurchase, redeem or otherwise acquire any shares of capital stock of BP3.   Except as set forth in Schedule 4.3.2, BP3 is not a party to any agreement granting any security holder of BP3 the right to cause BP3 to register shares of the capital stock or other securities of BP3 held by such securityholder under the Securities Act. The stockholder list provided to EBH is a current stockholder list generated and certified by its Secretary, and such list accurately reflects all of the issued and outstanding shares of the BP3’s common stock.

4.4 Authority; Execution and Delivery; Enforceability. The execution and delivery by BP3 of this Agreement and the consummation by BP3 of the Share Exchange have been duly authorized and approved by the board of directors of BP3 and the holders of a majority of its capital stock and no other corporate proceedings on the part of BP3 are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of BP3, enforceable against BP3 in accordance with the terms hereof.

4.5 No Conflicts; Consents.

(a) The execution and delivery by BP3 of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of BP3 under, any provision of (i) the BP3 Charter or BP3 Bylaws, (ii) any material Contract to which BP3 is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to BP3 or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BP3 Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BP3 in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

                4.6 Undisclosed Liabilities. BP3 has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of BP3 or in the notes thereto.  Schedule 4.6 sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of BP3) due after the date hereof.  As of the date hereof, all liabilities of BP3 have been paid off and shall in no event remain liabilities of BP3, EBH or the EBH Shareholder following the Closing.

                4.7. Financial Statements. BP3 has delivered to EBH, the EBH Shareholders, and EBH Consultants its unaudited consolidated financial statements for dated August 31, 2008 (collectively, the “BP3 Financial Statements”).  The BP3 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The BP3 Financial Statements fairly present in all material respects the financial condition and operating results of BP3, as of the dates, and for the periods, indicated therein.  BP3 does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to August 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the BP3 Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a BP3 Material Adverse Effect.

                4.8  Absence of Certain Changes or Events. Except as disclosed in the most recent BP3 Financial Statements or Schedule 4.8, from the date of the most recent unaudited financial statements of BP3 to the date of this Agreement, BP3 has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of BP3 from that reflected in the BP3 Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a BP3 Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a BP3 Material Adverse Effect;

(c) any waiver or compromise by BP3 of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by BP3, except in the ordinary course of business and the satisfaction or discharge of which would not have a BP3 Material Adverse Effect;

(e) any material change to a material contract by which BP3 or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of BP3;

(h) any mortgage, pledge, transfer of a security interest in or lien created by BP3 with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair BP3’s ownership or use of such property or assets;

(i) any loans or guarantees made by BP3 to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of BP3’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by BP3;

(k) any alteration of BP3’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing BP3 stock option plans; or

(m) any arrangement or commitment by BP3 to do any of the things described in this Section 4.8.

                4.9 Taxes.

                               (a) BP3 has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a BP3 Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a BP3 Material Adverse Effect.

(b) The BP3 Financial Statements reflect an adequate reserve for all Taxes payable by BP3 (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against BP3, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a BP3 Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of BP3.  BP3 is not bound by any agreement with respect to Taxes.

4.10 Absence of Changes in Benefit Plans. From the date of the BP3 Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by BP3 of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of BP3 (collectively, “BP3 Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between BP3 and any current or former employee, officer or director of BP3, nor does BP3 have any general severance plan or policy.

4.11 ERISA Compliance; Excess Parachute Payments. BP3 does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other BP3 Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of BP3.

4.12 Litigation. There is no Action against or affecting BP3 or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the EBH Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a BP3 Material Adverse Effect.  Neither BP3 nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.13 Compliance with Applicable Laws. BP3 is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BP3 Material Adverse Effect.  BP3 has not received any written communication during the past two years from a Governmental Entity that alleges that BP3 is not in compliance in any material respect with any applicable Law.  This Section 4.13does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.14 Business Activities. BP3 has not conducted any business activities, either directly or indirectly, within any country that is on the U.S. Department of State’s list of state sponsors of terrorism.

4.15 Contracts. Except as set forth in the Schedule 4.15, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of BP3 taken as a whole.  BP3 is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a BP3 Material Adverse Effect.

4.16 Title to Properties. BP3 has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which BP3 has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of BP3 to conduct business as currently conducted.  BP3 has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  BP3 enjoys peaceful and undisturbed possession under all such material leases.

4.17 Intellectual Property. BP3 does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of BP3, threatened that BP3 is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.18 Employees/Labor Matters.

(a) There are no collective bargaining or other labor union agreements to which BP3 is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of BP3, is imminent with respect to any of the employees of BP3.

(b)  Set forth in the Schedule 4.18 (b) is a complete list of all stock option plans providing for the grant by BP3 of stock options to directors, officers, employees, consultants or other Persons.

(c) Except as set forth in Schedule 4.18 (c), BP3 does not have any employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided to BP3.

(d) Except as set forth in Schedule 4.18 (d), neither the consummation of the Share Exchange alone, nor in combination with another event, with respect to each director, officer, employee and consultant of BP3, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from BP3, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of BP3 provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of BP3.

4.19 Transactions With Affiliates and Employees. None of the officers or directors of BP3 and, to the knowledge of BP3, none of the employees of BP3 is presently a party to any transaction with BP3 or any subsidiary (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of BP3, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20 Solvency. Based on the financial condition of BP3 as of the Closing Date (and assuming that the Closing shall have occurred), (a) BP3’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of BP3’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) BP3’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by BP3, and projected capital requirements and capital availability thereof, and (c) the current cash flow of BP3, together with the proceeds BP3 would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  BP3 does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.21 Application of Takeover Protections. BP3 has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the BP3’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and BP3 fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

4.22 No Additional Agreements. BP3 does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

4.23 Investment Company. BP3 is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.24 Disclosure. All disclosure provided to EBH, the EBH Shareholders and EBH Consultants regarding BP3, its business and the Share Exchange, furnished by or on behalf of BP3 (including BP3’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.25 Certain Registration Matters. Except as set forth in Schedule 4.25, BP3 has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of BP3 registered with the SEC or any other governmental authority that have not been satisfied.

4.26 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to BP3, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by BP3 under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by BP3 of its common stock and which has not been publicly announced.

4.27 Foreign Corrupt Practices. Neither BP3, nor to BP3’s knowledge, any director, officer, agent, employee or other person acting on behalf of BP3 has, in the course of its actions for, or on behalf of, BP3 (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.28 Formation Related to a Finalized Bankruptcy Plan. Effective September 24, 2008, VT Arabic Services (the “VTA”), an Arizona corporation, merged into BP3 with BP3 as the surviving company. VTA was originally formed as part of the implementation of a Chapter 11 reorganization plan (the “Visitalk Plan” attached hereto as Schedule 4.28.1 to this Agreement) of Visitalk.com, Inc. (“Visitalk.com”). VTA was incorporated in Arizona on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”). VCC was originally incorporated under the laws of Nevada with the name of Visitalk Intellectual Property Corp. (“VIPC”). On January 31, 2001, VIPC changed its name to VT Equities Corp. (the “VTEC”). On January 17, 2002, VTEC changed its name to VCC and became the surviving company as a result of the merger between Visitalk.com and VCC. Effective August 29, 2008, VTA entered into a Stock Purchase Agreement (the “SPA” attached hereto as Schedule 4.28.2) with Bay Peak, LLC (“Bay Peak”) and Aviary, LLC (“Aviary”). Pursuant to the SPA, VTA issued 5,971,898 shares of common stock to Bay Peak and Aviary, which represents 85.5% ownership of VTA (the “Change of Control Transaction”), and as conditions to the Change of Control Transaction, VCC entered into a Settlement and Release Agreement with VTA settling various claims and canceling certain rights held by VCC (the “Master Settlement Agreement” attached hereto as Schedule 4.15), and entered into a Existing Shareholders’ Right Agreement with VCC, Bay Peak and Aviary (the “Shareholders’ Rights Agreement” attached hereto as Schedule 4.15”). The Visitalk Plan was confirmed by the Bankruptcy Court and deemed effective on September 17, 2004. The Final Decree closing the Visitalk.com Chapter 11 case was entered by the Bankruptcy Court on July 28, 2006 and is attached as Schedule 1 (the “Final Decree”). With the entry of the Final Decree, VTA has no liabilities of any kind related to any Visitalk.com claimants or shareholders. The Visitalk Plan further authorized VCC to distribute 846,147 of VTA’s shares held by VCC to 201 creditors of Visitalk.com.  In addition, the Visitalk Plan authorized the issuance of newly designated warrants as set forth in Schedule 4.3.1 to purchase shares of VTA common stock (the “Plan Warrants”), in various ratios in accordance with the Visitalk Plan, to 330 creditors and claimants of Visitalk.com.  The distribution of these securities under the Visitalk Plan was exempt from registration under the Securities Act of 1933, as authorized by Section 1145 of the U.S. Bankruptcy Code (the “Bankruptcy Code”).

ARTICLE V

Representations and Warranties of EBH Consultants

Each EBH Consultant hereby represents and warrants, severally and not jointly, to BP3, EBH Shareholders, and EBH as follows.

5.1.           Consulting Services. The EBH Consultant has provided consulting services to EBH in connection with this Share Exchange.

5.2.           Power and Authority. The EBH Consultant has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to which the EBH Consultant is a party, to consummate the transactions contemplated by this Agreement, and each Transaction Document to which the EBH Consultant is a party, and to perform the EBH Consultant’s obligations under this Agreement and each Transaction Document to which EBH Shareholder is a party.  All acts required to be taken by the EBH Consultant to enter into this Agreement, to deliver each Transaction Document to which he is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the EBH Consultant, enforceable against the EBH Consultant in accordance with the terms hereof.

                5.3.  No Conflicts.

The execution and delivery of this Agreement by the EBH Consultant and the performance by the EBH Consultant of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the EBH Consultant and (c) will not violate or breach any contractual obligation to which the EBH Consultant is a party.

                5.4.  Purchase Entirely for Own Account.

The BP3 Stock proposed to be acquired by the EBH Consultant hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the EBH Consultant has no present intention of selling or otherwise distributing the BP3 Stock, except in compliance with applicable securities laws.

                5.5.  Sophistication. 5.6.   The EBH Consultant is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in BP3.

5.6.  Non-Registration.  The EBH Consultant understands that the EBH Consultant Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the EBH Consultant’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the BP3 Stock in accordance with BP3’s charter documents or the laws of its jurisdiction of incorporation.

5.7. Restricted Securities. The EBH Consultant understands that BP3 Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the EBH Consultant pursuant hereto, the EBH Consultant Shares would be acquired in a transaction not involving a public offering. The issuance of the EBH Consultant Shares hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the EBH Consultant Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The EBH Consultant further acknowledges that if the EBH Consultant Shares are issued to the EBH Consultant in accordance with the provisions of this Agreement, such EBH Consultant Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The EBH Consultant represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.8. Legends. The EBH Consultant hereby agrees with BP3 that the EBH Consultant Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

5.9. Additional Legend; Consent. Additionally, the EBH Consultant Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The EBH Consultant consents to BP3 making a notation on its records or giving instructions to any transfer agent of BP3 Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE VI

 Deliveries

                6.1.  Deliveries of the EBH Shareholders.

(a) Concurrently herewith each EBH Shareholder is delivering to BP3 this Agreement executed by the EBH Shareholder.

(b) At or prior to the Closing, each EBH Shareholder shall deliver to BP3:

(i)	certificate(s) representing his EBH Stock; and

(ii)	an original duly executed instrument of transfer and bought and sold note for transfer by the EBH Shareholder of his EBH Stock to BP3.

6.2. Deliveries of BP3.

(a) Concurrently herewith, BP3 is delivering to each EBH Shareholder, to EBH and to each EBH Consultant, a copy of this Agreement executed by BP3.

(b) At or prior to the Closing, BP3 shall deliver to EBH:

                                                (i) a certificate from BP3, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the BP3 Charter, BP3 Bylaws and resolutions of the stockholders and Board of Directors of BP3 approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii) a certificate of good standing of BP3 dated within five (5) business days of Closing issued by the Secretary of State of Nevada;

                                                (iii) a letter of resignation from each director and officer of BP3 resigning from their positions effective upon the Closing;

                                               (iv) evidence of the election of Bolong Xing, Zhehong Shen, Wei Guan, Maochang Zhou, and Jichao Yang as directors of BP3, Bolong Xing as the President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer of BP3 effective as of the Closing;

(v) such pay-off letters and releases relating to liabilities of BP3 as EBH shall request, in form and substance satisfactory to EBH;

                                               (vi) the results of UCC, judgment lien and tax lien searches with respect to BP3, the results of which indicate no liens on the assets of BP3;

(c) At or within five (5) business days following the Closing, BP3 shall deliver to each EBH Shareholder a certificate representing the EBH Shares issued to each EBH Shareholder as set forth on Schedule A.

(d) At or within five (5) business days following the Closing, BP3 shall deliver to each EBH Consultant a certificate representing the EBH Consultant Shares issued to each EBH Consultant as set forth on Schedule B.

6.3. Deliveries of EBH.

(a) Concurrently herewith, EBH is delivering to BP3 this Agreement executed by EBH.

(b) At or prior to the Closing, EBH shall deliver to BP3 a certificate from EBH, signed by its authorized officer certifying that the attached copies of the EBH Constituent Instruments and resolutions of the board of directors of EBH approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(c) Delivery of Hong Kong Legal Opinion.  EBH shall have received an opinion from its Hong Kong legal counsel (attached hereto as Schedule 6.3(c)) that confirms the legality under the laws of the BVI of the restructuring being effected by EBH in connection with the ownership of the subsidiary companies and the enforceability of this Agreement and that is otherwise satisfactory to EBH, the Shareholders, and BP3.

(d) Delivery of PRC Legal Opinion.  EBH shall have received an opinion from its legal counsel in the People’s Republic of China (attached hereto as Schedule 6.3(d)) that confirms the legality under Chinese law of Hangzhou Yibang Spandex Company Ltd.’s restructuring effected by EBH.

                6.4. Deliveries of EBH Consultants.

(a) A duly executed release by the EBH Consultants in favor of EBH and BP3 in form and substance satisfactory to EBH and BP3; and

(b) On the Closing Date, EBH Consultant is delivering to BP3 this Agreement executed by such EBH Consultant.

ARTICLE VII

Conditions to Closing

                7.1  EBH Shareholders, EBH and EBH Consultants Conditions Precedent. The obligations of the EBH Shareholders, EBH, and EBH Consultants to enter into and complete the Closing are subject, at the option of the EBH Shareholders, EBH and EBH Consultants, to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Representations and Covenants.  The representations and warranties of BP3 contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  BP3 shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by BP3 on or prior to the Closing Date.  BP3 shall have delivered to the Shareholders and EBH a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of EBH or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of BP3 or EBH.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since August 31, 2008 which has had or is reasonably likely to cause a BP3 Material Adverse Effect.

(d) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BP3, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to EBH and the Shareholders.

(e) Deliveries.  The deliveries specified in Section 6.2 shall have been made by BP3.

(f) Satisfactory Completion of Due Diligence.  EBH, the EBH Shareholders, and EBH Consultants shall have completed their legal, accounting and business due diligence of BP3 and the results thereof shall be satisfactory to EBH and the Shareholders in their sole and absolute discretion.

(g) Name Change. BP3 shall have filed an amendment to the BP3 Charter changing BP3’s corporate name to “China Special Fiber, Inc.”.

(h) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by BP3 for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by BP3, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on BP3, EBH Shareholders, EBH or EBH Consultant.

                7.2  BP3 Conditions Precedent. The obligations of BP3 to enter into and complete the Closing is subject, at the option of BP3, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BP3 in writing.

(a) Representations and Covenants.  The representations and warranties of the EBH Shareholders, EBH, and EBH Consultants contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The EBH Shareholders, EBH and EBH Consultants shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the EBH Shareholders, EBH and EBH Consultants on or prior to the Closing Date.  EBH shall have delivered to BP3 and Shareholders a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Share Exchange or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of BP3, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of EBH.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since its inception which has had or is reasonably likely to cause an EBH Material Adverse Effect.

(d) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BP3, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to BP3.

(e) Deliveries.  The deliveries specified in Section 6.1, Section 6.3 and Section 6.4 shall have been made by the EBH Shareholders, EBH and EBH Consultants, respectively.

(f) Satisfactory Completion of Due Diligence.  BP3 shall have completed its legal, accounting and business due diligence of EBH, the EBH Shareholders and EBH Consultants and the results thereof shall be satisfactory to BP3 in its sole and absolute discretion.

(g) Name Change. BP3 shall have filed an amendment to the BP3 Charter changing BP3’s corporate name to “China Special Fiber, Inc.”

(h) Directors of BP3. Cory Roberts and Lanny Lang shall have resigned as directors of BP3, and the following named individuals shall be appointed as directors of BP3:

Directors:

Bolong Xing
Zhehong Shen
Wei Guan
Maochang Zhou
Jichao Yang

(i) Officers of BP3. Cory Roberts and Lanny Lang shall have resigned as officers of BP3, and the following named person shall be appointed to the offices set forth opposite his name:

Officer

                                                Bolong Xing: President, Secretary, Treasurer, Chief Executive Officer, and Chief Financial Officer

(j) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the EBH Shareholders, EBH Consultants or EBH for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the EBH Shareholders, EBH Consultants or EBH, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the BP3, EBH Shareholders, EBH Consultants or EBH.

ARTICLE VIII

Covenants

8.1 Post-Closing Reverse Split.  Within thirty (30) business days after the Closing Date, BP3 shall effectuate a reverse stock split on its issued and outstanding Common Stock in a ratio of approximately 2.5-for-1 or such other amount as is reasonably acceptable to EBH and EBH shareholders. Such reverse split shall not constitute an issuance of securities or recapitalization that requires prior written consent of BayPeak pursuant to Section 3.23 of this Agreement.

8.2 Registration Under the Exchange Act. BP3 shall file a Form 10 with the SEC to register its common stock under section 12(g) of the Exchange Act within the later of (1) 30 days after the Closing Date, or (2) 15 days after the receipt of the EBH Financial Statement pursuant to Section 3.16.

8.3 Exchange Listing. BP3 shall list and trade its shares of Common Stock on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select or any successor market thereto (collectively, “Nasdaq”), or NYSE Alternext U.S. (“AMEX”) or any successor market thereto at the earliest possible time and shall take all commercially reasonable actions to fulfill said requirement by no later than the date which is 12 months after the Closing Date (the “Listing Date”).

                8.4  Blue Sky Laws. BP3 shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the BP3 Stock in connection with this Agreement.

8.5 Public Announcements. BP3 and EBH will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

                8.6  Fees and Expenses.All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

                8.7 Continued Efforts.Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Share Exchange, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

                8.8 Exclusivity. No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of BP3 or EBH (as applicable), or any assets of BP3 or EBH (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Share Exchange and that has the effect of avoiding the Closing contemplated hereby.  Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                8.9 Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

                8.10 Preservation of Business. From the date of this Agreement until the Closing Date, each of EBH and BP3 shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

                8.11 Amendment of BP3 Qualification Documents. Immediately following the Closing, the EBH Shareholders shall cause BP3 to amend the qualification documents in each jurisdiction (other than its state of formation) in which it is qualified to do business to change BP3’s name to “China Special Fiber Co.”

8.12  Indemnification and Insurance.

(a) Pursuant to the Indemnification Agreement attached hereto as Schedule 8.12, from and after the Closing Date,  Bay Peak,  the Controlling Shareholder of BP3 will indemnify and hold harmless EBH, the EBH Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the foregoing persons or entities (hereinafter referred to individually as “EBH Investment Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date, to the same extent as provided in the BP3 Charter and Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of five years after the Closing Date. In the event of any such Proceeding (whether arising before or after the Closing Date),

(i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to BP3, (ii) after the Closing Date, BP3 shall pay the reasonable fees and expenses of such counsel, promptly after statements therefore are received, provided that the Indemnified Parties shall be required to reimburse BP3 for such payments in the circumstances and to the extent required by the BP3 Charter and Bylaws, any applicable contract or agreement or applicable Law, and (iii) BP3 will cooperate in the defense of any such matter;  provided, however , that BP3 shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(b) This Section 8.12 shall survive the consummation of the Share Exchange contemplated by this Agreement and upon the execution hereof, is intended to benefit the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of BP3 and shall be enforceable by the Indemnified Parties.

ARTICLE IX

Miscellaneous

 9.1  Publicity. No party shall cause the publication of any press release with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

                9.2  Successors and Assigns. This Agreement shall insure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

                9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement or disclosed in the EBH and BP3 Disclosure Schedules, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

9.4  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BP3, to:

Bay Peak 3 Acquisition Corp.
169 Bolsa Ave.
Mill Valley, CA. 94941
Attention: Cory Roberts
Facsimile: 415-462-0242

If to EBH Investment Holding Company Limited, to:

EBH Investment Holding Company
No. 1 Jiangdongsi Road, Jiangdong Area
Xiaoshan Economy Development District
Hangzhou, P.R. China
Attention: Mr. Zheng Tang
Fax: (86)852-28450504

with a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard R. Anslow, Esq.
Tel.: 732-409-1212
Fax: 732-577-1188

If to the EBH Shareholders, to;

EBH Investment Holding Company
No. 1 Jiangdongsi Road, Jiangdong Area
Xiaoshan Economy Development District
Hangzhou, P.R. China
Attention: Mr. Zheng Tang
Fax: (86)852-28450504

If to the EBH Consultants, to

Suyi Zheng
Building #2, Huamao Center, Suite 3008
79 Jianguo Street
Beijing, China 100025
Fax: (86)10-6585-3888

                9.5  Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by EBH, BP3 and each of the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to the any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document.

9.6 Termination.

(a) Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i) EBH, BP3, the EBH Shareholders and EBH Consultants may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) BP3 may terminate this Agreement by giving written notice to EBH, the EBH Shareholders and EBH Consultants at any time prior to the Closing (A) in the event EBH, or any EBH Shareholder or EBH Consultant has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BP3 has notified EBH, the EBH Shareholders  and/or EBH Consultant of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that BP3 objects to any information contained in the EBH Disclosure Schedules and the Parties cannot agree on mutually satisfactory modifications thereto; or (C) if the Closing shall not have occurred on or before February 1, 2009 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from BP3 itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) EBH may terminate this Agreement by giving written notice to BP3 at any time prior to the Closing (A) in the event BP3 has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, EBH has notified BP3 of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that EBH objects to any information contained in the BP3 Disclosure Schedules and the Parties cannot agree on mutually satisfactory modifications thereto; or (C) if the Closing shall not have occurred on or before February 1, 2009 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from EBH, any EBH Shareholder or any EBH Consultant breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.6 (a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

                9.7 Replacement of Securities. If any certificate or instrument evidencing any EBH Shares or EBH Consultant Shares is mutilated, lost, stolen or destroyed, BP3 shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to BP3 of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, BP3 may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

9.8 Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the EBH Shareholders, EBH Consultants, BP3 and EBH will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.9 Independent Nature of the EBH Shareholders’ Obligations and Rights.

The obligations of each EBH Shareholder under this Agreement are several and not joint with the obligations of any other EBH Shareholder, and no EBH Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  The decision of each EBH Shareholder to acquire EBH Shares pursuant to this Agreement has been made by such EBH Shareholder independently of any other EBH Shareholder.  Nothing contained herein, and no action taken by any EBH Shareholder pursuant hereto, shall be deemed to constitute the EBH Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each EBH Shareholder acknowledges that no other EBH Shareholder has acted as agent for such EBH Shareholder in connection with making its investment hereunder and that no EBH Shareholder will be acting as agent of such EBH Shareholder in connection with monitoring its investment in the EBH Shares or enforcing its rights under this Agreement.  Each EBH Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  BP3 acknowledges that each of the EBH Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple EBH Shareholders and not because it was required or requested to do so by any EBH Shareholder.

                9.10        Limitation of Liability. Notwithstanding anything herein to the contrary, each of BP3 and EBH acknowledges and agrees that the liability of the EBH Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the EBH Shareholders.

                9.11 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.13 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.14 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the EBH Disclosure Schedules and the BP3 Disclosure Schedules, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Share Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Share Exchange.

9.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAY PEAK 3 ACQUISITION CORP.

By: /s/ Cory Roberts
Name: Cory Roberts
Title: President

EBH INVESTMENT HOLDING COMPANY

By: /s/ Bolong Xing
Name: Bolong Xing
Title: CEO

EBH SHAREHOLDERS :

/s/ Zhehong Shen
Name: Zhehong Shen

/s/ Zhehao Shen
Name: Zhehao Shen

/s/ Zheping Shen
Name: Zheping Shen

EBH CONSULTANTS

/s/ Suyi Zheng
Name: Suyi Zheng

Power of Attorney

We, the undersigned, do hereby confer full power of attorney on Mr. Suyi Zheng as true and lawful attorney-in-fact for us and in our name, place and stead, and on our behalf, and for our use and benefit, to negotiate and enter into a definitive agreement with Bay Peak 3 Acquisition Corp., EBH Investment Holding Company and the shareholders of EBH regarding a share exchange transaction.

Name	Signature	Date
Amazing Goal Holdings Limited	/s/ Suyi Zheng	12/31/2008
Ever Raise International Limited	/s/ Suyi Zheng	12/31/2008
Fair Jade International Limited	/s/ Suyi Zheng	12/31/2008
Strong Peace Holdings Limited	/s/ Weifeng Xu	12/31/2008
Empire Country Capital Limited	/s/ Weifeng Xu	12/31/2008
Profit Raise International Group limited	/s/ Ying Li	12/31/2008
Toh Siew Kien	/s/ Toh Siew Kien	12/31/2008
Ming Wang	/s/ Ming Wang	12/31/2008
Shaoyin Xu	/s/ Shaoyin Xu	12/31/2008
Luming Shi	/s/ Luming Shi	12/31/2008
Wenjuan Sun	/s/ Wenjuan Sun	12/31/2008
Xiaoqiang Chen	/s/ Xiaoqiang Chen	12/31/2008
Xianghua Fang	/s/ Xianghua Fang	12/31/2008
Zejia Li	/s/ Zejia Li	12/31/2008
Ke Liu	/s/ Ke Liu	12/31/2008
Yuanyuan Mei	/s/ Yuanyuan Mei	12/31/2008
Zhiyue Zheng	/s/ Zhiyue Zheng	12/31/2008
Kenbo Holding Limited	/s/ Ying Qian	12/31/2008

EXHIBIT A

Shareholders of EBH

Name	Number of Shares of EBH Stock	Number of Shares of BP3 Stock to be Received
Zhehong Shen	40	39,165,213
Zhehao Shen	35	34,269,561
Zheping Shen	25	24,478,258

EXHIBIT B

EBH Consultants

Name	Percentage of Total BP3 Stock	Number of Shares of BP3 Stock to be Received
Amazing Goal Holdings Limited	3.8%	5,315,278
Ever Raise International Limited	2%	2,797,515
Fair Jade International Limited	1%	1,398,757
Strong Peace Holdings Limited	0.2%	279,752
Empire Country Capital Limited	0.2%	279,752
Profit Raise International Group limited	0.4%	559,503
Toh Siew Kien	0.3%	419,627
Ming Wang	1%	1,398,758
Shaoyin Xu	2%	2,797,515
Luming Shi	3.5%	4,895,652
Wenjuan Sun	4%	5,595,030
Xiaoqiang Chen	2.5%	3,496,894
Xianghua Fang	0.5%	699,379
Zejia Li	0.5%	699,379
Ke Liu	0.3%	419,627
Yuanyuan Mei	0.6%	839,255
Zhiyue Zheng	0.2%	279,752
Kenbo Holding Limited	2%	2,797,515

ANNEX A

Definitions

               “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bay Peak” means Bay Peak LLC.

“BP3” has the meaning set forth in the Preamble of this Agreement.

“BP3 Benefit Plans” has the meaning set forth in the Section 4.10 of this Agreement.

“BP3 Bylaws” means the Bylaws of BP3, as amended to the date of this Agreement.

“BP3 Charter” means the Articles of Incorporation of BP3, as amended to the date of this Agreement.

“BP3 Disclosure Schedules” means the letter delivered from BP3 to EBH and the Shareholder concurrently herewith.

“BP3 Financial Statements” has the meaning set forth in the Section 4.7 of this Agreement.

“BP3 Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“BP3 Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.3 of this Agreement.

“Common Stock” means the ordinary capital stock of BP3 at par value $0.001 per share.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Final Decree” has the meaning set forth in Section 4.28 of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“EBH” has the meaning set forth in the Preamble of this Agreement.

“EBH Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“EBH Constituent Instruments” means the memorandum and articles of association of EBH and such other constituent instruments of EBH as may exist, each as amended to the date of this Agreement.

“EBH Consultants” has the meaning set forth in the Background Section of this Agreement.

“EBH Consultant Shares” has the meaning set forth in the Background Section of this Agreement.

“EBH Disclosure Schedules” means the letter delivered from EBH to BP3 concurrently herewith.

“EBH Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“EBH Shares” has the meaning set for in the Background Section of this Agreement.

“EBH Shareholders” has the meaning set forth in the Background Section of this Agreement.

“EBH Stock” has the meaning set forth in the Background Section of this Agreement.

“Indemnified Parties” has the meaning set forth in Section 8.12 of this Agreement.

                “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Plan Warrants” has the meaning set forth in Section 4.28 of this Agreement

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

                “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.3 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“VCC” has the meaning set forth in Section 4.28 of this Agreement.

“Visitalk Plan” has the meaning set forth in Section 4.28 of this Agreement.

“Visitalk.com” has the meaning set forth in Section 4.28 of this Agreement.

“Voting EBH Debt” has the meaning set forth in Section 3.3 of this Agreement.

“Voting BP3 Debt” has the meaning set forth in Section 4.3 of this Agreement.

ANNEX B

Non U.S. Person Representations

The EBH Shareholder indicating that it is not a U.S. person further represents and warrants to BP3 as follows:

1.           At the time of (a) the offer by BP3 and (b) the acceptance of the offer by the EBH Shareholder, of the Shares, the Shareholder was outside the United States.

2.           No offer to acquire the EBH Shares or otherwise to participate in the transactions contemplated by this Agreement was made to the Shareholder or its representatives inside the United States.

3.           The EBH Shareholder is not purchasing the EBH Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4.           The EBH Shareholder will make all subsequent offers and sales of the Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, the Shareholder will not resell the Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5.           The EBH Shareholder is acquiring the EBH Shares for the EBH Shareholder’s own account, for investment and not for distribution or resale to others.

6.           The EBH Shareholder has no present plan or intention to sell the Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Shares and is not acting as a Distributor of the securities.

7.           Neither the EBH Shareholder, its Affiliates nor any Person acting on the Shareholder’s behalf, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8.           The EBH Shareholder consents to the placement of a legend on any certificate or other document evidencing the EBH Shares substantially in the form set forth in Section 2.10.

9.           The EBH Shareholder is not acquiring the EBH Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10.           The EBH Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect the EBH Shareholder’s interests in connection with the transactions contemplated by this Agreement.

11.           The EBH Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Shares.

12.           The EBH Shareholder understands the various risks of an investment in the Shares and can afford to bear the risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Shares.

13.           The EBH Shareholder has had access to BP3’s publicly filed reports with the SEC, if any.

14.           The EBH Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding BP3 that the Shareholder has requested and all such public information is sufficient for the Shareholder to evaluate the risks of investing in the Shares.

15.           The EBH Shareholder has been afforded the opportunity to ask questions of and receive answers concerning BP3 and the terms and conditions of the issuance of the Shares.

16.           The EBH Shareholder is not relying on any representations and warranties concerning BP3 made by BP3 or any officer, employee or agent of BP3, other than those contained in this Agreement.

17.           The EBH Shareholder will not sell or otherwise transfer the Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18.           The EBH Shareholder understands and acknowledges that BP3 is under no obligation to register the EBH Shares for sale under the Securities Act.

19.           The EBH Shareholder represents that the address furnished by the EBH Shareholder in this Agreement is the Shareholder’s principal business address.

20.           The EBH Shareholder understands and acknowledges that the EBH Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning BP3 that has been supplied to the Shareholder and that any representation to the contrary is a criminal offense.

21.           The EBH Shareholder acknowledges that the representations, warranties and agreements made by the EBH Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the EBH Shares.

Schedule 3.2

Director and Indirect Subsidiaries of EBH Investment Holding Company Ltd.

Schedule 3.12

Contracts of EBH Investment Holding Company and its Subsidiaries

1.       Main Business Contract

A.	Supply Agreements

EBH Hangzhou has concluded master agreements with Dairen Chemical (Jiangsu) Co., Ltd., PRC and Taiwan Dairen Chemical Corp. Ltd. for sourcing PTMEG, Yantai Wanhua Polyurethane Co., Ltd. for sourcing MDI, DuPont Trading (Shanghai) Co., Ltd., for sourcing DMAC.

a.EBH Hangzhou concluded a master agreement with Dairen Chemical (Jiangsu) Co., Ltd., PRC and Taiwan Dairen Chemical Corp. Ltd. for the period from July 2008 to December 2008, under which supply amounts for PTMEG are specified. The concrete amount and price will be determined by single purchase agreements to be concluded under the master agreement on a two-monthly basis. Dairen Chemical (Jiangsu) Co., Ltd., PRC and Taiwan Dairen Chemical Corp. Ltd. guarantee for the availability of the respective amounts specified under the master agreements and purchase amounts ordered by the Company may not deviate by more than 10% from the respective amounts specified under the master agreements.

b. EBH Hangzhou concluded a master agreement with Yantai Wanhua Polyurethane Co., Ltd. for 2008, under which EBH Hangzhou expressed its intention to purchase an annual target quantity of 2,100 tonnes of MDI on a monthly basis. Yantai Wanhua Polyurethane Co., Ltd., undertook to guarantee the availability of at least 85% of the target quantity and to grant price rebates if EBH Hangzhou purchases more than 85% of the target quantity. Although EBH
Hangzhou is under no obligation to purchase any specific minimum amount of MDI from Yantai Wanhua Polyurethane Co., Ltd., Yantai Wanhua Polyurethane Co., Ltd., has the right to reduce the guaranteed amount of MDI if EBH Hangzhou fails to purchase at least 85% of the monthly target quota.

c. DuPont Trading (Shanghai) Co., Ltd. and EBH Hangzhou concluded a master agreement providing for the delivery of fixed monthly quantities of DMAc over the period from July to December 2008. The parties stipulated a fixed price for a fixed quantity of DMAc for each month. However, Dupont Trading may change the price and delivery terms at any time by giving EBH Hangzhou written notice at least thirty days prior to the effective date of the change.

B.	Distribution Agreements

EBH Hangzhou has concluded master agreements with five distributors for exclusive distribution of its spandex products in certain cities and provinces:

a. At the beginning of 2007, EBH Hangzhou concluded master agreements with Foshan Fusenhang Trade Co., Ltd., Zhangjiagang Free Trade Zone Zhouhengxin International Trade Co., Ltd., Yangzhou Jialong Materials Trade Co., Ltd. and Qingdao Yudian Textiles Co., Ltd., for the exclusive distribution of its spandex in Guangdong province, the city of Zhangjiagang in Jiangsu province, the city of Yangzhou in Jiangsu province and the city of Qingdao in Shandong province, respectively. These agreements expire on December 31, 2008.

b. On September 10, 2007, EBH Hangzhou and Zhuji Jiaxin Textiles Co., Ltd., concluded a master agreement for the exclusive distribution of EBH Hangzhou’s spandex in the cities Jinhua and Zhuji in Zhejiang province. The agreement expires on September 9, 2009.

Each of the above agreements provides for exclusive distribution within their respective territories. The distributors are not permitted to sell EBH Hangzhou’s products outside of their territory and EBH Hangzhou is not allowed to sell its products in these territories, except for direct sales to Zhuji Sanli Chemical Fibre Co., Ltd., for production purposes. EBH Hangzhou sets the price of spandex according to the respective market price for spandex and distributors are not permitted to sell spandex at price that is unreasonably higher or lower.

C.	Lease Agreement

Name of Agreement	Lease Agreement
Name of Landlord	Zhejiang Minghua Textile Stock City Expo Co,.Ltd
Address	No.35 3-4, P District Raw Textile Dealing
Zhongfangcheng
Area	183.62 square meter
Rent	RMB 30000 per year
Validity of Contract	From January 24, 2008 to July 24, 2009
Performance of Contract	During Performance

2.       Financing Agreements

A.	Loan Agreement

Serial No	Contract No.	Debtor	Creditor	Amount (RMB)	Term
1	07060216	EBH Hangzhou	Transport Bank Hangzhou Branch	70,000,000	From July 31,2007 to June 1, 2012
2	028C1102 00800311	EBH Hangzhou	Hangzhou Commercial Bank Xiaoshan Branch	16,000,000	From April 15, 2008 to April 14, 2009
3	20040097	EBH Hangzhou	Industrial and Commercial Bank of China Hangzhou Xiaoshan Branch	20,000,000	From February 9, 2004 to January 25, 2009
4	2008074	EBH	Industrial	40,000,000	From July
		Hangzhou	Bank Hangzhou Branch		28, 2008 to January 28, 2009
5	20080509	EBH Hangzhou	Industrial and Commercial Bank of China Hangzhou Xiaoshan Branch	10,000,000	From July 3, 2008 to July 2, 2009
6	20080614	EBH Hangzhou	Industrial and Commercial Bank of China Hangzhou Xiaoshan Branch	19,300,000	From July 25, 2008 to July 24, 2009
7	028C1102 00800627	EBH Hangzhou	Hangzhou City Commercial Bank Xiaoshan Branch	6,000,000	From July 16, 2008 to July 15, 2009
8	95072008 281528	EBH Hangzhou	Shanghai Pudong Developme nt Bank Hangzhou Xiaoshan	10,000,000	From August 25, 2008 to August 25,
			Branch		2009
9	2008085	EBH Hangzhou	China Merchants Bank Hangzhou Xiaoshan	80,000,000	From August 1, 2008 to July
			Branch		31, 2009
10	200836	EBH Hangzhou	Bohai Bank Hangzhou Branch	60,000,000	From August 26, 2008 to August 25, 2009

B.	Guarantee Agreements

Serial No.	Contract No.	Guarantor	Guarantee	Modes of Suretyship	Amount	valid term
1	2007044	Shenshi, Meibang， Yinan，Shaoxing Wangjia	EBH Hangzhou	Jointly and severally liable	Credit Agreeme nt No.2007 044	Two years since April 23, 2008
2	200803-02 2	Yinan	EBH Hangzhou	Jointly and severally liable	RMB 50,000,0 00	Two years since October 25, 2009
3	200803-02 3	Zhehong Shen, Ai wen Sun	EBH Hangzhou	Jointly and severally liable	RMB 50,000,0 00	Two years since October 25, 2009
4	200803-02 4	Zhehao Shen, Jianmin Xiang	EBH Hangzhou	Jointly and severally liable	RMB 50,000,0 00	Two years since October 25, 2009
5	200803-02 5	Zheping Shen, Jinlan Kong	EBH Hangzhou	Jointly and severally liable	RMB 50,000,0 00	Two years since October 25, 2009
6	YPB0705 004	Yinan	EBH Hangzhou	Jointly and severally liable	RMB 40,000,0 00	Two years since May 16, 2009
7	YPB0705 005	Meibang	EBH Hangzhou	Jointly and severally liable	RMB 35,000,0 00	Two years since May 16, 2009

8	YPB0705 006	Shenshi	EBH Hangzhou	Jointly and severally liable	RMB 20,000,0 00	Two years since May 16, 2009
9		Meibang, Shenshi, Yinan, Zhehao Shen, Jianmin Xiang, Zhehong Shen, Aiwen Sun, Zheping Shen, Ailan Kong	EBH Hangzhou	Jointly and severally liable	RMB 12,800,0 00	Two years since August 29, 2008
10		Shenshi, Meibang, Yian	EBH Hangzhou	Jointly and severally liable	RMB 6,700,00 0	Two years since September 11, 2008
11	028C1102 006105781	Hangzhou Zhenya	EBH Hangzhou	Jointly and severally liable	RMB 35,000,0 00	Two years since December 31, 2008
12	80211200	Dongfang	EBH	Jointly and	RMB	Two years
	80012651	Yinran	Hangzhou	severally liable	20,000,0 00	since October 15, 2008

13	20070237	Yinan	EBH Hangzhou	Jointly and severally liable	RMB 20,000,0 00	Two years since October 10,
						2008
14	20040065	Shenshi, Hangzhou Lanfeng	EBH Hangzhou	Jointly and severally liable	RMB 20,000,0 00	Two years since January 25, 2009
15	20040067	Hangzhou Zhebang, Meibang, Hangzhou Huimei,	EBH Hangzhou	Jointly and severally liable	RMB 20,000,0 00	Two years since January 25, 2009
		Hangzhou Tianfeng

16	20080219	Shenshi	EBH Hangzhou	Jointly and severally liable	RMB 19,300,0 00	Two years since July 24, 2009
17	20080220	Yinan	EBH Hangzhou	Jointly and severally liable	RMB 19,300,0 00	Two years since July 24, 2009
18	20080221	Meibang	EBH Hangzhou	Jointly and severally liable	RMB 19,300,0 00	Two years since July 24, 2009
19	2008046	Yinan	EBH	Jointly and	RMB	Two years
			Hangzhou	severally liable	40,000,0 00	since January 28, 2009
20	95072008 281528	Zhehao Shen, Jianmin Xiang, Zhehong Shen, Aiwen Sun, Zheping Shen, Ailan Kong	EBH Hangzhou	Jointly and severally liable	RMB 10,000,0 00	Two years since August 25, 2009

21	YB950720 08281528 01	Shenshi	EBH Hangzhou	Jointly and severally liable	RMB 10,000,0 00	Two years since August 25, 2009
22	YB950720 08281528 02	Meibang	EBH Hangzhou	Jointly and severally liable	RMB 10,000,0 00	Two years since August25, 2009
23	YB950720 08281528 03	Yinan	EBH Hangzhou	Jointly and severally liable	RMB 10,000,0 00	Two years since August25, 2009
24	2008085	Wangjia, Yinan, Meibang, Shenshi	EBH Hangzhou	Jointly and severally liable	RMB 80,000,0 00	Two years since July 31, 2009
25	200890	Zhehao Shen, Zhehong Shen, Zheping Shen,	EBH Hangzhou	Jointly and severally liable	RMB 60,000,0 00	Two years since August 25, 2009

Schedule 3.13

Real Estate Contracts

1. Land Use Right

Name of Certificate	Certificate of Use Right of State-owned Land
Certificate Serial No.	(2006) No.1200001
Location of Land	Dongshe Village, Xingang Village, Kanshan Town
Term of Right	Expiring on September 2, 2053
Area of Land	100630 square meter
Mortgaged or Not	Not

2. House Property

A. House Property

1)

Name of Certificate	Certificate of Ownership Right of House
Certificate Serial No.	00031624
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	15373.92 square meter
Mortgaged or not	Not

2)

Name of Certificate	Certificate of Ownership Right of House
Certificate Serial No.	00031625
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	4742.00 square meter
Mortgaged or not	Not

                3)

Name of Certificate	Certificate of Ownership Right of House
Certificate Serial No.	00031625
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	5579.18 square meter
Mortgaged or not	Not

4)

Name of Certificate	Certificate of Ownership Right of House
Certificate Serial No.	00031625
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	2399.58 square meter
Mortgaged or not	Not

5)

Name of Certificate	Certificate of Ownership Right of House
Certificate Serial No.	00031625
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	1377.00 square meter
Mortgaged or not	Not

                6)

Name of Certificate	Certificate of Ownership Right of House
Certificate Serial No.	00031626
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	15373.92 square meter
Mortgaged or not	Not

B. House property with its own certificate to be obtained

1)

No. of the construction project undertaking license	(2006)No.0110102
No. of the construction project undertaking license	330181200609050501
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	1382 square meter

2)

No. of the construction project undertaking license	（2006）No.0110102
No. of the construction project undertaking license	N/A
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	380 square meter

3)

No. of the construction project undertaking license	（2007）No. 0110103
No. of the construction project undertaking license	330181200703210201
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	25396.5 square meter

4)

No. of the construction project undertaking license	（2007）No. 0110112
No. of the construction project undertaking license	330181200705280201
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	1539 square meter

5)

No. of the construction project undertaking license	（2007）No. 0110118
No. of the construction project undertaking license	330181200707030901
Location of Land	North of Jiangdong No.4 Road, East side of Zonger Road, Jiangdong Block, Xiaoshan Economic Development Zone, Xiaoshan District
Area of Land	320 square meter

Schedule 3.13

Intellectual Property

1. Trademark

                A.  Trademark Registered in China

                1)

Name of Certificate	Trademark Registration Certificate
Certificate No.	4290946
Trademark	EBH Hangzhou (word mark)
Registration country	China
Category of Product Licensed to Use Trademark	(No. 22 category) Raw silk; Raw fibrous textile; Cotton tow; Flock (Silk); Silk flock; Textile fibers [fibres]; Fibres (Textile); Plastic fibers [fibres] for textile use etc.
Validity Period	From June 28, 2008 to June 27, 2018

                2)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290947
Trademark	EBH Hangzhou (word mark)
Registration country	China
Types of Product Licensed to Use Trademark	(No. 23 category) Cotton thread and yarn; Embroidery thread and yarn; Spun cotton; Spun thread and yarn; Linen thread and yarn; Darning thread and yarn etc.
Validity Period	From June 28, 2008 to June 27, 2018

3)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290948
Trademark	EBH Hangzhou（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 24 category) Fabric of imitation animal skins; Upholstery fabrics; cloth; Fabric for boots and shoes; Cotton fabrics; Lingerie fabric; Elastic woven material etc.
Validity Period	from June 28, 2008 to June 27, 2018

4)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290949
Trademark	EBH Hangzhou（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 25 category) clothing; Shirt; Sports jerseys; Jackets [clothing]; Drawers [clothing]; Suspenders (Fastenings for); Brassieres; Bathing suits etc.
Validity Period	From June 28, 2008 to June 27, 2018

5)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290950
Trademark	欧耐卡（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 22 category) Raw silk; Raw fibrous textile; Cotton tow; Flock (Silk); Silk flock; Textile fibers [fibres]; Fibres (Textile); Plastic fibers [fibres] for textile use and so on
Validity Period	From June 28, 2008 to June 27, 2018

6)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290951
Trademark	欧耐卡（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 23 category) Cotton thread and yarn; Embroidery thread and yarn; Spun cotton; Spun thread and yarn; Linen thread and yarn; Darning thread and yarn etc.
Validity Period	From June 28, 2008 to June 27, 2018

7)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290952
Trademark	欧耐卡（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 24 category) Fabric of imitation animal skins; Upholstery fabrics; cloth; Fabric for boots and shoes; Cotton fabrics; Lingerie fabric; Elastic woven material etc.
Validity Period	From June 28, 2008 to June 27, 2018

8)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290953
Trademark	欧耐卡（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 25 category)clothing; Shirts; Sports jerseys; Jackets [clothing]; Drawers [clothing]; Suspenders (Fastenings for); Brassieres; Bathing suits etc.
Validity Period	From June 28,2008 to June 27, 2018

9)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290954
Trademark	onyca（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 22 category) Raw silk; Raw fibrous textile; Cotton tow; Flock (Silk); Silk flock; Textile fibers [fibres]; Fibres (Textile); Plastic fibers [fibres] for textile use etc.
Validity Period	From June 28, 2008 to June 27, 2018

10)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290955
Trademark	onyca（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 23 category) Cotton thread and yarn; Embroidery thread and yarn; Spun cotton; Spun thread and yarn; Linen thread and yarn; Darning thread and yarn etc.
Validity Period	From June 28, 2008 to June 27, 2018

11)

Name of Certificate	Trademark Registration Certificate
Serial No.	4290956
Trademark	onyca（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 24 category) Fabric of imitation animal skins; Upholstery fabrics; cloth; Fabric for boots and shoes; Cotton fabrics; Lingerie fabric; Elastic woven material etc.
Validity Period	From June 28, 2008 to June 27, 2018

                B. Trademarks being registered in China

1)

Name of Certificate	Acceptance Notice of Trademark Registration Application
Application No.	4290957
Trademark	onyca（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 25 category) Clothing; Shirts; Sports jerseys; Jackets [clothing]; Drawers [clothing]; Suspenders (Fastenings for); Brassieres; Bathing suits etc.

2)

Name of Certificate	Acceptance Notice of Trademark Registration Application
Application No.	5887704
Trademark	益邦（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 25 category) Clothing; Shirts; Sports jerseys; Jackets [clothing]; Drawers [clothing]; Suspenders (Fastenings for); Brassieres; Bathing suits etc.

3)

Name of Certificate	Acceptance Notice of Trademark Registration Application
Application No.	5887705
Trademark	益邦（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 24 category) Fabric of imitation animal skins; Upholstery fabrics; cloth; Fabric for boots and shoes; Cotton fabrics; Lingerie fabric; Elastic woven material etc.

4)

Name of Certificate	Acceptance Notice of Trademark Registration Application
Application No.	5887706
Trademark	益邦（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 23 category) Cotton thread and yarn; Embroidery thread and yarn; Spun cotton; Spun thread and yarn; Linen thread and yarn; Darning thread and yarn etc.

5)

Name of Certificate	Acceptance Notice of Trademark Registration Application
Application No.	5887708
Trademark	益邦（word mark）
Registration country	China
Types of Product Licensed to Use Trademark	(No. 22 category) Raw silk; Raw fibrous textile; Cotton tow; Flock (Silk); Silk flock; Textile fibers [fibres]; Fibres (Textile); Plastic fibers [fibres] for textile use etc.

2. Patent Registered in China

                N/A

3. Domain Name

Domain Name	Registration Date	Expiration Date
ebh.com.cn	February 2， 2006	September 2，2009

Schedule 3.14

Insurance

1.  Property Insurance

No. of insurance policy: 21209278301010700071
Type of insurance: all risk insurance
insurance coverage: fixed assets stock construction in progress
Period of insurance: From 12：00 January 1，2008 to 12:00 January 1, 2009
Insured amount (Yuan): 386,738,142.20
Insurance Premium (Yuan): 232,042.88

2.   Vehicle Insurance

EBH holds nine (9) Motor vehicle insurances as well as nine (9) compulsory traffic accident liability insurances for motor vehicles.

A. Auto insurance policies

1)
No. of insurance policy: AQ130003BAA2008B000711
Type of the vehicle: Santana SVW7182HQi
Period of insurance: From 0:00 February 26, 2008 to 24:00 February 25, 2009
Insurance Premium (Yuan) 2,785.43

2)
No. of insurance policy: 21209278303010802686
Type of the vehicle: Zhe A-PK133Santana SVW7180CEi
Period of insurance: From 0:00 March 15, 2008 to 24:00 March 14, 2009
Insurance Premium 2,197.00 (Yuan)

3)
No. of insurance policy: 21209278303010808946
Type of the vehicle: Zhe A-C2C20 Santana SVW7182CQi
Period of insurance: From 0:00 July 4, 2008 to 24:00 July 3, 2009
Insurance Premium (Yuan): 2,632.00

4)
No. of insurance policy: PDAA200833011101001587
Type of the vehicle: BMW740Li
Period of insurance: From 0:00 January 15, 2008 to 24:00 January 14, 2009
Insurance Premium (Yuan) 19,932.32

5)
No. of insurance policy: 21209278303010809660
Type of the vehicle: Zhe A-CS757 Buck SGM6511GL3
Period of insurance: From 0:00 August 12, 2008 to 24:00 August 11, 2009
Insurance Premium (Yuan): 3,580.00

6)
No. of insurance policy: 21209278303010810384
Type of the vehicle: Zhe A-COY12 Audi FV7201TCVT
Period of insurance: From 0:00 September 18, 2008 to 24:00 September 17, 2009
Insurance Premium (Yuan) 5,153.00

7)
No. of insurance policy: 21209278303010814491
Type of the vehicle: Zhe A-GU931 Bora BORA 1.8AT
Period of insurance: From 0:00 December 12, 2008 to 24:00 December 11, 2009
Insurance Premium (Yuan) 3375.00

8)
No. of insurance policy: PDAA20083301110103859
Type of the vehicle: BENZS350
Period of insurance: From 0:00 February 6, 2008 to 24:00 February 5, 2009
Insurance Premium (Yuan) 21,534.13

9)
No. of insurance policy: 21209278303010812866
Type of the vehicle: Zhe A-G3U17 Audi FV7201TCVT
Period of insurance: From 0:00 November 28, 2008 to 24:00 November 27, 2009
Insurance Premium (Yuan) 4,782.00

B. Traffic accident liability mandatory insurance policies

1)
No. of insurance policy: AQ130003DFA2008B000694
Type of the vehicle: Santana SVW7182CQ1
Period of insurance: From 0:00 February 26, 2008 to 12:00 February 25, 2009
Insurance Premium (Yuan): 1000.00

2)
No. of insurance policy: 21209278303510802775
Type of the vehicle: Zhe A-PK133 Santana SVW7180CEi
Period of insurance: From 0:00 March 15, 2008 to 24:00 March 14, 2009
Insurance Premium (Yuan): 900.00

3)
No. of insurance policy: 21209278303510808706
Type of the vehicle: Zhe A-C2C20 Santana SVW7182CQi
Period of insurance: From 0:00 July 4, 2008 to 24:00 July 3, 2009
Insurance Premium (Yuan): 1,000.00

4)
No. of insurance policy 21209278303510810634
Type of the vehicle Audi FV7201TCVT
Period of insurance: From 0:00 September 18, 2008 to 24:00 September 17, 2009
Insurance Premium (Yuan) 1,000.00

5)
No. of insurance policy: PDAA200833011101001587
Type of the vehicle BMW740Li
Period of insurance: From 0:00 January 15, 2008 to 24:00 January 14, 2009
Insurance Premium (Yuan): 1,000.00

6)
No. of insurance policy: 21209278303510809876
Type of the vehicle: Zhe A-CS757 Buck SGM6511GL3
Period of insurance: From 0:00 August 12, 2008 to 24:00 August 11, 2009
Insurance Premium (Yuan): 904.00

7)
No. of insurance policy: PDAA200833011101003859
Type of the vehicle BENZS350
Period of insurance: From 0:00 February 6, 2008 to 24:00 February 5, 2009
Insurance Premium (Yuan): 1,000.00

8)
No. of insurance policy 21209278303610814886
Type of the vehicle Zhe A-GU931 Bora BORA 1.8AT
Period of insurance: From 0:00 December 12, 2008 to 24:00 December 11, 2009
Insurance Premium (Yuan) 900

9)
No. of insurance policy 21209278303510813205
Type of the vehicle Zhe A-G3U17 Audi FV7201TCVT
Period of insurance: From 0:00 November 28, 2008 to 24:00 November 27, 2009
Insurance Premium (Yuan) 900.00

Schedule 3.15

Labor Contract

 1. General Description of Employment

Written Confirmed by EBH Hangzhou, EBH Hangzhou now employs 359 staff workers in total, each of who has concluded labor contract with EBH Hangzhou as required by law.

2. Labor Contract TBC

According to the labor contract samples provided by and already signed by EBH Hangzhou and its staff workers, EBH Hangzhou now applies the standard labor contract drafted and recommended by Xiaoshan Economic Develop Zone.

3. Confidentiality and Non-competition Agreement TBC

EBH Hangzhou has concluded such Confidentiality and Non-competition Agreement  with some of its staff workers, under which the contracting employees are obligated to maintain all business secrets they know (or likely to know), all technical or trade secrets confidential, and are not allowed to compete with EBH Hangzhou within same or similar industry during their occupation of positions in EBH Hangzhou. This agreement shall have binding force within 2 years after the contracting staff workers leaving their job in EBH Hangzhou.

4. Social Insurance and Welfare TBC

On July 24, 2008, Bureau of Labour and Social Security of XiaoShan District issued a written demonstration which proves 359 staff workers of EBH Hangzhou has participated in mandatory Social Insurance.

Schedule 3.17

Transactions with Affiliates and Employees

None

Schedule 3.19

Additional Agreements

 None
Bay Peak 3 Acquisition Corp.
169 Bolsa Ave.
Mill Valley, CA. 94941

December 31, 2008

EBH INVESTMENT HOLDING COMPANY
No. 1 Jiangdongsi Road, Jiangdong Area
Xiaoshan Economy Development District
Hangzhou, P.R. China
Attention: Mr. Zheng Tang

Re:	Disclosure Letter

Dear Sir:

                This disclosure letter (the “Disclosure Letter”) is being delivered by Bay Peak 3 Acquisition Corp., a Nevada corporation (the “BP3”) as attachment to the Share Exchange Agreement (the “Agreement”), dated as of December 31, 2008, by and among BP3, EBH Investment Holding Company, a British Virgin Islands company (“EBH”),  the shareholders of EBH as set forth on Exhibit A (the “EBH Shareholders”) and the consultants of EBH as set forth on Exhibit B to the Agreement (the “EBH Consultants”) .  Unless the context otherwise requires, all capitalized terms used in this Disclosure Letter shall have the respective meanings assigned to them in the Agreement.

The representations, warranties, covenants and agreements made by BP3 set forth in the Agreement are hereby excepted to the extent disclosed in the attached disclosure schedules (the “BP3 Disclosure Schedules”).  The sections in the BP3 Disclosure Schedules correspond to the section numbers in the Agreement which are modified by the disclosures.  The disclosures in the BP3 Disclosure Schedules shall modify and relate to the representations, warranties, covenants and agreements in the Section of the Agreement to which they expressly refer and shall be deemed to be disclosed and incorporated in each of the other sections of the BP3 Disclosure Schedules as though fully set forth in such other sections (whether or not specific cross-references are made), and shall be deemed to qualify and limit all representations, warranties, covenant and agreements made the BP3 contained in the Agreement.  Unless otherwise stated, all statements made in the BP3 Disclosure Schedules are made as of the date hereof.  The BP3 Disclosure Schedules are incorporated by reference to the Agreement and should be considered an integral part of the Agreement.

The headings contained in the BP3 Disclosure Schedules are included for convenience only, and are not intended to limit the effect of the disclosures contained therein or to expand the scope of the information required to be disclosed in this Disclosure Letter.  The representations and warranties made by the BP3 in the Agreement are exclusive and the BP3 makes no representations or warranties whatsoever except as set forth in the Agreement.  The information and disclosures contained in the Schedules are intended only to qualify and limit the representations, warranties, covenants and agreements made the BP3 contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or agreements.

No reference to or disclosure of any item or other matter in the BP3 Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Letter.  No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in the Schedules constitutes an admission of any liability or obligation of the BP3 to any third party, nor an admission against the BP3’s interest.

[Signature Page Follows]

Very truly yours,

BAY PEAK 3 ACQUISITION CORP.

By: /s/ Cory Roberts
Name: Cory Roberts
Title: President

Schedule 4.3.1

Capital Structure

In accordance with the Visitalk Plan as defined in the Agreement, VT Arabic Services, Inc. (the “VTA”) issued six series of common stock purchase warrants allowing holders to purchase additional shares of common stock (the “Plan Warrants”) pursuant to the Plan Warrant Agreement (attached hereto as Appendix 4.3.1) dated as of June 22, 2004. As a result of the Merger between VTA and BP3, BP3, as the surviving company, assumed all the rights and obligations of the VTA. Unless the context otherwise requires, all capitalized terms used in this Schedule 4.3.1 shall have the respective meanings assigned to them in this Agreement or the Plan Warrant Agreement.

BP3 may, in its sole discretion and in accordance with the Visitalk Plan, from time to time and, at any time, reduce the Exercise Price of any Plan Warrant subject to the terms and conditions of the Plan Warrant Agreement, including a temporary reduction in the Exercise Price. Each Series of Plan Warrants has an initial Exercise Price as set forth below.

a)	Each Series A Warrant (an “A Warrant”) has an initial Exercise Price of $2.00.
b)	Each Series B Warrant (a “B Warrant”) has an initial Exercise Price of $2.00.
c)	Each Series C Warrant (a “C Warrant”) has an initial Exercise Price of $3.00.
d)	Each Series D Warrant (a “D Warrant”) has an initial Exercise Price of $3.00.
e)	Each Series E Warrant (an “E Warrant”) has an initial Exercise Price of $4.00.
f)	Each Series F Warrant (an “F Warrant’) has an initial Exercise Price of $4.00.

As of the date of this Agreement, each Series has 8,423,491 Plan Warrants issued and outstanding, which shall not be exchanged, cancelled or transferred in the Share Exchange. Each Plan Warrant provides for the purchase of one share of common stock and may be called by BP3 for a price of $.0001 per warrant at any time.

Pursuant to Section 1145 of the U.S. Bankruptcy Code (the “Bankruptcy Code”),  the underlying  Common Stock of the Plan Warrants issued in accordance with the Visitalk Plan is exempted from the registration requirement provided in Section 5 of the Securities Act. The warrants are not being exchanged, cancelled or transferred in the reverse merger.

The Warrant Expiration Date of the Plan Warrants has been extended by BP3 to May 31, 2009, and BP3 can further extend the Warrant Expiration Date of the Plan Warrants in its sole discretion at any time.

Pursuant to the Plan Warrant Agreement, the warrant holder of the Plan Warrants (the “Warrant Holder”), together with the Warrant Holder’s affiliates as such term is defined in the Securities and Exchange Commission’s rules and regulations, shall not be entitled to exercise any Plan Warrant if, after giving effect to such exercise, the Warrant Holder and its affiliates would beneficially own in excess of 4.99% of the outstanding common stock of BP3.

Currently, BP3 is acting as the Warrant Agent and the Warrant Transfer Agent but has the right to appoint an alternative Warrant Agent or Warrant Transfer Agent in accordance with the Visitalk Plan.

Schedule 4.3.2

NONE

Schedule 4.6

Undisclosed Liabilities

NONE

Schedule 4.8

Certain Changes

NONE

Schedule 4.15

Contracts

Appendix 4.15(a) to Schedule 4.15: Settlement and Release Agreement

Appendix 4.15(b) to Schedule 4.15: Existing Shareholders Rights Agreement

Schedule 4.18 (b)

Employees; Labor Matters

Effective September 17, 2004 (the “Effective Date”), the Board of Directors and shareholders of VT Arabic Services, Inc. (the “VTA”) approved the 2004 Equity Incentive Plan as attached hereto as Appendix 4.18(b) to Schedule 4.18(b) (the “Incentive Plan”). Pursuant to the Incentive Plan, VTA shall reserve a minimum of 3,000,000 shares of common stock for the purpose of the Incentive Plan. As a result of the merger between VTA and BP3, BP3, as the surviving company, assumed all the rights and obligations of the VTA. Unless the context otherwise requires, all capitalized terms used in this Schedule 4.18 shall have the respective meanings assigned to them in this Agreement or the Incentive Plan.

Pursuant to the Incentive Plan, the Awards may be granted only to an individual who is an employee (including an employee who is a director or officer), officer, director, independent contractor, or advisor of BP3 or a subsidiary, as determined by the Board of Directors of BP3.

The Incentive Plan shall automatically terminate on the tenth anniversary of the Effective Date, provided, however, with the approval of the Board of Directors, at any time and from time to time, the Board of Directors may terminate, amend or modify the Incentive Plan. Such amendment or modification of the Incentive Plan shall be subject to the approval of the shareholders of BP3 only to the extent required by applicable laws, regulations and rules.

Schedule 4.18 (c)

 NONE

 Schedule 4.18(d)

NONE

      Schedule 4.25

Registration Rights

NONE

Schedule 6.3(c)

Legal Opinion from Hong Kong Legal Counsel

Schedule 6.3(d)

Legal Opinion from P.R.C. Legal Counsel

Schedule 8.12

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of December 31, 2008, is executed by Bay Peak LLC (“Bay Peak”) in favor of Bay Peak 3 Acquisition Corp. (“BP3”), EBH Investment Holding Company (the “EBH”) and the Shareholders of  EBH (the “EBH Shareholders”).

BACKGROUND

Prior to the date hereof, Bay Peak was the controlling stockholder of BP3.

BP3, EBH and the EBH Shareholders are parties to a share exchange agreement, dated December 31, 2008 (the “Share Exchange Agreement”), pursuant to which the EBH Shareholders have agreed to exchange all of their capital stock in EBH for shares of Bay Peak’s capital stock constituting, in the aggregate, approximately 70% of the issued and outstanding capital stock of BP3 as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

AGREEMENT

               NOW, THEREFORE, as partial consideration for the execution by BP3, EBH and the EBH Shareholders of the Share Exchange Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bay Peak covenants and agrees as follows:

1. Bay Peak shall defend, protect, indemnify and hold harmless EBH, the EBH Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims and losses in connection therewith, (each, an “Indemnified Liability” and collectively, the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Bay Peak or BP3 in the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Bay Peak or BP3 contained in the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of BP3) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Share Exchange Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (ii) Indemnified Liabilities based upon any matter relating to BP3 that occurred on or prior to the date hereof.

2. Promptly after receipt by an Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against Bay Peak under this Agreement, deliver to the Bay Peak  a written notice of the commencement thereof, and Bay Peak  shall have the right to participate in the defense thereof with counsel mutually reasonably satisfactory to Bay Peak and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the Bay Peak , if the named parties to such proceeding include both Bay Peak and the Indemnitee and, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the Bay Peak  would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The Indemnitee shall cooperate fully with Bay Peak in connection with any negotiation or defense of any such action or claim by the Bay Peak and shall furnish to Bay Peak all information reasonably available to the Indemnitee which relates to such action or claim. Bay Peak shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No Indemnitor shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Indemnitor shall not unreasonably withhold, delay or condition its consent. Bay Peak shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, Bay Peak shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to Bay Peak within a reasonable time of the commencement of any such action shall not relieve Bay Peak of any liability to the Indemnitee, except to the extent that Bay Peak  is prejudiced in its ability to defend such action.

3. The indemnification required by this Agreement shall be made by periodic payments of the amount thereof during the course of the defense against any of the Indemnified Liabilities, reasonably promptly upon the receipt by such Indemnitee of written bills (with such appropriate supporting information as is reasonably requested by Bay Peak  that damages have been incurred and the amount thereof (together with such appropriate supporting information as is reasonably requested by the Bay Peak); provided that the Indemnitee, as applicable, shall reimburse all such payments to the extent it is finally judicially determined that such Indemnitee is not entitled to indemnification hereunder.

4. To the extent that the undertaking by Bay Peak  hereunder may be unenforceable for any reason, Bay Peak shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

5. Bay Peak  acknowledges that it has reviewed the representations and warranties of BP3 contained in Article IV of the Share Exchange Agreement and hereby incorporates and makes such representations and warranties to the Indemnitees as if set forth in full herein.

6. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bay Peak , to:

Bay Peak LLC
169 Bolsa Ave.
Mill Valley, CA. 94941
Attention: Cory Roberts
Facsimile: 415-462-0242

If to EBH Investment Holding Company, to:

EBH Investment Holding Company
No. 1 Jiangdongsi Road, Jiangdong Area
Xiaoshan Economy Development District
Hangzhou, P.R. China
Attention: Mr. Zheng Tang
Fax: (86) 852-28450504

with a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard R. Anslow, Esq.
Tel.: 732-409-1212
Fax: 732-577-1188

7. Notwithstanding any other provision contained in the Share Exchange Agreement, the indemnity provided under this Agreement shall remain in full force and in effect for any claims made within a period of twelve (12) months from the date hereof. The indemnity contained herein shall be in addition to (a) any cause of action or similar right of any Indemnitee against Bay Peak or others, and (b) any liabilities the Bay Peak may be subject to pursuant to applicable law.

8. This Agreement shall be deemed to have been made under and be governed by, and construed in accordance with, the laws of the State of New York, in all respects, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to any of the transactions.

9. This Agreement may not be amended, modified, or supplemented except in writing executed by the parties hereto.  No provision contained herein shall be waived unless the same shall be in writing and signed by each of the parties hereto and shall be effective only in the specific instance and for the specific purpose given.

10. This Agreement may be executed, and accepted and agreed to in several counterparts, each of which will be deemed to be an original, and such counterparts together will constitute but one and the same instrument.  Facsimile signatures shall be deemed to have the same effect as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAY PEAK 3 ACQUISITION CORP.

By: /s/ Cory Roberts
Name: Cory Roberts
Title: President

EBH INVESTMENT HOLDING COMPANY

By: /s/ Bolong Xing
Name: Bolong Xing
Title: CEO

EBH SHAREHOLDERS :

/s/ Zhehong Shen
Zhehong Shen

/s/ Zhehao Shen
Zhehao Shen

/s/ Zheping Shen
Zheping Shen